Exhibit 10.1

Biohaven Pharmaceutical Holding Company Ltd.
Restricted Share Units
2022 Deferral Election Agreement for Executives
Please complete this Agreement and return a signed copy to George Clark no later than December 31, 2021.

Name:	Last 4 digits of SS#:

I hereby elect to defer the settlement date of the Restricted Share Units to be granted to me by Biohaven Pharmaceutical Holding Company Ltd. (the “Company”) in 2022 (the “2022 RSUs”), subject to the terms and conditions of the 2017 Equity Incentive Plan (the “Plan”) and this Restricted Share Unit Election (the “Election”). This election will only change the settlement date of my 2022 RSUs and will not change the vesting, forfeiture, or other terms of my 2022 RSUs. I understand that this Election is irrevocable.
1. RSUs to which Election applies: I elect to defer settlement of _____ % (please choose between 5% to 100%) of my 2022 RSUs (the “Deferred Units”). This deferral election will apply proportionally to each vesting tranche of my 2022 RSUs.
2. RSU Deferral Election. I understand that the Deferred Units will be settled in shares of the Company’s common shares (“Shares”) payable in the time and form of payment I elect in Section 3 hereof. I understand that if I fail to make an election with respect to my 2022 RSUs, then these awards will settle per the terms provided in the Award Agreement (the “Agreement”) relating to my 2022 RSUs.
3. Settlement Date. Subject to the terms of the Plan and the Agreement, I elect to receive Shares in settlement of my Deferred Units (to the extent vested) within thirty (30) days, or such later date as may be required by applicable law (as applicable, the “Settlement Date”) as follows (please choose one):
a)☐ In a lump sum on earlier of (A) my “separation from service” with the Company as defined in Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”) or (B) [INSERT YEAR] payable on (please choose one date):
☐ March 1st
☐ June 1st
☐ September 1st
☐ December 1st
b)☐ In a lump sum on my “separation from service” as defined in Section 409A.
c)☐ In [INSERT NUMBER] equal annual installments (not to exceed ten (10)) starting on the first anniversary of my “separation from service” as defined in Section 409A.
Notwithstanding any preceding election to the contrary, the Deferred Units (to the extent vested) will be settled in a lump sum within thirty (30) days of (i) your death or (ii) a Change in Control of the Company as defined in the Plan provided that such transaction is also a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” under Section 409A.
4. Further Subsequent Deferral of Settlement Date. I understand that I may make, with the consent of the Company and on a form provided by the Company, a subsequent election to further defer settlement of my Deferred Units, and that (a) such a subsequent election must be made at least one (1) year prior to my originally selected Settlement Date and (b) the newly elected Settlement Date must be at least five (5) years after the date of the originally selected Settlement Date. I further understand that the ability to make such a subsequent deferral election may not be available to me in the future if the Company changes its administration policies to reflect any changes to applicable law governing deferred compensation.
5. Withholding. The Company shall have the right to deduct from all deferrals or payments hereunder, any federal, state, or local tax required by law to be withheld. I agree that the Company may withhold a number of shares otherwise deliverable with a Fair Market Value sufficient to satisfy the required tax withholding amount.
6. Nonassignable. Your rights and interests under this Deferral Election Agreement may not be assigned, pledged, or transferred.
7. Specified Employee. Notwithstanding the foregoing, if the Settlement Date is as a result of my “separation from service”, as determined by the Company, other than due to my death, I am a “specified employee” within the meaning of Section 409A at the time of such separation from service and the Settlement Date would otherwise be within in six (6) months of my separation from service, then my Deferred Units that would have otherwise been settled within six (6) months of my separation from service will not be settled until the date that is six (6) months and one (1) days following the date of separation from service, unless I die following my separation from service, in which case my Deferred Units will be settled as soon as practicable following my death. This deferral is mandatory under Section 409A of the Internal Revenue Code and overrides your deferral election.
8. Section 409A. It is intended that this Agreement shall comply with the requirements of Section 409A, and any ambiguity contained herein shall be interpreted in such manner so as to avoid adverse personal tax consequences under Section 409A. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. Notwithstanding the foregoing, the Company shall in no event be obligated to indemnify me for any taxes or interest that may be assessed by the Internal Revenue Service pursuant to Section 409A of the Code to payments made pursuant to this Agreement. I understand that the Company may require me to amend this election to the extent it determines it is necessary to comply with the requirements of Section 409A.
9. Governing Law. This Agreement shall be construed and administered according to the laws of the State of Delaware.
10. Defined Terms. All capitalized terms not defined in this Agreement have the meanings set forth in the Plan.
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By executing this Deferral Election Agreement, I hereby acknowledge my understanding of and agreement with all the terms and provisions set forth in this Restricted Share Units Deferral Election Agreement.
Signature

Date: